SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934
                               (Amendment No. )


Filed by the Registrant [ ]

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Check the appropriate box:

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[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant toss.240.14a-12

                         Rational Software Corporation
  --------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                  International Business Machines Corporation
  --------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]  Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and
     0-11.

     (1)  Title of each class of securities to which transaction applies:
          _____________________________________________________________________

     (2)  Aggregate number of securities to which transaction applies:
          _____________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:
          _____________________________________________________________________

     (5)  Total fee paid:
          _____________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:
          _____________________________________________________________________

     (2)  Form, Schedule or Registration Statement No.:
          _____________________________________________________________________

     (3)  Filing Party:
          _____________________________________________________________________

     (4)  Date Filed:
          _____________________________________________________________________

                           Filed by International Business Machines Corporation
                                                        Pursuant to Rule 14a-12
                                         of the Securities Exchange Act of 1934

                                Subject Company:  Rational Software Corporation
                                                Commission File No.:  000-12167



Q&A ADDENDUM 2

Payroll and Direct Deposit

What is IBM's US payroll schedule (weekly, semi-monthly, monthly)?

     IBM HAS A BI-MONTHLY PAY SCHEDULE, WITH SCHEDULED PAY DATES ON THE 15TH AND THE LAST WORKDAY OF EACH MONTH.


Will we have one or more "live" checks when we first switch over to IBM's payroll, or will direct deposit start right away?

     IF YOU CURRENTLY USE DIRECT DEPOSIT, THIS WILL CONTINUE ONCE YOU HAVE TRANSITIONED TO IBM. THE ELECTRONIC DEPOSIT WILL POST TO ONLY ONE PRIMARY ACCOUNT. IF YOU USE DIRECT DEPOSIT YOU WILL RECEIVE AN ELECTRONIC STATEMENT VIA LOTUS NOTES. YOU WILL NOT RECEIVE A PAPER COPY OF YOUR PAY STATEMENT.


Does IBM offer a choice of hardcopy or electronic paystubs?

     HARDCOPY PAYCHECKS AND PAY STATEMENTS WILL BE AVAILABLE ONLY FOR EMPLOYEES WHO DO NOT USE ELECTRONIC FUND TRANSFER (EFT) OR DIRECT DEPOSIT. IBM ENCOURAGES ALL OF ITS EMPLOYEES TO USE THE ELECTRONIC FUND TRANSFER OR DIRECT DEPOSIT FOR THEIR PAYCHECKS, WHICH GENERATES AN ELECTRONIC STATEMENT THAT YOU CAN FILE OR PRINT. IBM PAYROLL'S GOAL IS TO HAVE HARDCOPY PAYCHECKS AND PAY STATEMENTS AT AN EMPLOYEE'S CHECK DISTRIBUTION OFFICE IN TIME FOR THE DESIGNATED PAYDAY.

Does IBM have direct deposit available for expense reports? How will Rational employees sign up?

     YES, IBM HAS DIRECT DEPOSIT AVAILABLE FOR EXPENSE REPORTS. UPON ACQUISITION CLOSE, EMPLOYEES WILL HAVE THE OPPORTUNITY TO SIGN UP FOR THIS SERVICE. FOR THOSE EMPLOYEES WHO TRAVEL SEVERAL TIMES A YEAR, YOU WILL BE ISSUED A CORPORATE CHARGE CARD TO BE USED FOR ALL BUSINESS TRAVEL AND MISCELLANEOUS EXPENSES. IBM USES AN EXPENSE REIMBURSEMENT APPLICATION CALLED EA 2000 FOR SUBMITTING BUSINESS EXPENSES, WHICH INCLUDES TRAVEL AND MISCELLANEOUS EXPENSES. THE CHARGE CARD COMPANY IS REIMBURSED THROUGH THE DIRECT PAY FEATURE OF EA 2000 AND ANY OUT OF POCKET EXPENSES WILL BE REIMBURSED DIRECTLY TO YOU.

General Benefits

If I have a lot of medical deductions that have been taken out towards my annual deductible before the close, will they roll over to IBM or will I have to start over?

     YOU WILL BE GIVEN CREDIT FOR THOSE DEDUCTIBLES TAKEN UNDER THE RATIONAL MEDICAL AND DENTAL PLANS. TO RECEIVE CREDIT FOR DEDUCTIBLES, EMPLOYEES MUST INCLUDE AN EXPLANATION OF BENEFITS FORM FROM THEIR RATIONAL PROVIDER WITH THEIR FIRST CLAIM SUBMISSION TO IBM. PLEASE ENSURE THAT THE DEDUCTIBLE AMOUNTS ARE CLEARLY INDICATED ON THE EXPLANATION OF BENEFIT FORM. SUBSEQUENT CLAIMS SHOULD BE MAILED TO THE ADDRESS ON THE CLAIM FORM. NOTE:
     HMO/DMA CO-PAYS ARE NOT ELIGIBLE FOR SUBMISSION TOWARDS THE IBM DEDUCTIBLE.


How can I find out if the doctors my family currently uses accept the medical insurance plan IBM offers in my area?

     IBM BENEFITS ENROLLMENT INFORMATION WILL BE MAILED TO RATIONAL EMPLOYEE'S HOMES DURING THE WEEK OF JANUARY 6, 2003. INCLUDED IN THIS MAILING ARE CONTACT NUMBERS TO CALL TO DETERMINE PROVIDER COVERAGE.


Does IBM have domestic partner benefits? Assuming the answer is yes, do I need to register my domestic partner even if s/he is not using my health benefits?

     IBM DEFINES A DOMESTIC PARTNERSHIP AS THE RELATIONSHIP
     BETWEEN TWO PEOPLE WHO MEET ALL OF THE FOLLOWING CRITERIA:

     o    THEY ARE OF THE SAME GENDER

     o THEY SHARE AN INTIMATE, COMMITTED RELATIONSHIP WITH EACH OTHER; INTEND TO DO SO INDEFINITELY; AND HAVE NO SUCH RELATIONSHIP WITH ANY OTHER PERSON

     o THEY ARE JOINTLY RESPONSIBLE FOR EACH OTHER'S WELFARE AND FINANCIAL OBLIGATIONS

     o    THEY RESIDE IN THE SAME HOUSEHOLD

     o THEY ARE NOT RELATED BY BLOOD TO A DEGREE OF KINSHIP THAT WOULD PREVENT MARRIAGE FROM BEING RECOGNIZED UNDER THE LAW OF THEIR STATE OF RESIDENCE

     o EACH OF THEM IS OVER AGE 18, OF LEGAL AGE, AND MENTALLY COMPETENT TO ENTER A CONTRACT

     o THEY RESIDE IN A STATE UNDER THE LAW OF WHICH MARRIAGE OR AN ATTEMPTED MARRIAGE BETWEEN TWO PERSONS OF THE SAME GENDER IS NOT RECOGNIZED AS A VALID MARRIAGE

     o    NEITHER OF THEM IS MARRIED TO A THIRD PARTY

     IT IS NECESSARY TO COMPLETE A CONFIDENTIAL AFFIDAVIT TO ESTABLISH A RECORD OF THE RELATIONSHIP FOR MEDICAL AND OTHER BENEFITS, E.G., GROUP LIFE INSURANCE, ETC.

Who is the record keeper for IBM's 401(k) plan? How can I get more information about the investment options?

     HEWITT ASSOCIATES IS THE ADMINISTRATOR OF THE IBM SAVINGS PLAN. THEY WILL PROVIDE DETAILED INFORMATION ABOUT THE 21 DIFFERENT INVESTMENT OPTIONS OFFERED SHORTLY AFTER THE CLOSE DATE.


Can you tell me more about IBM's tuition reimbursement program? What are the annual dollar limits and the approval process?

     UNDER THE IBM ACADEMIC LEARNING ASSISTANCE PROGRAM THERE IS A PROVISION FOR PROVIDING REIMBURSEMENT FOR INDIVIDUAL COURSES. ALL REQUESTS FOR TUITION REIMBURSEMENT MUST HAVE MANAGEMENT APPROVAL PRIOR TO ENROLLMENT. UPON DEMONSTRATION OF SATISFACTORY COMPLETION OF THE COURSE(S), UP TO 100% OF THE TUITION/FEES WILL BE REIMBURSED.


Time Off

What is IBM's policy on time off for jury duty?

     TIME OFF WITH PAY IS PROVIDED FOR JURY DUTY AND IT IS NOT NECESSARY TO REIMBURSE IBM FOR ANY JUROR PAY RECEIVED.


Is it true that IBM offers additional time off to employees who are getting married? How about to employees over age 50?

     THERE IS NO SPECIFIC TIME OFF POLICY FOR MARRIAGE OR FOR EMPLOYEES OVER 50 YEARS OF AGE. IBM MANAGERS, HOWEVER, ARE EMPOWERED TO GRANT ADDITIONAL TIME OFF DEPENDING ON INDIVIDUAL CIRCUMSTANCES.


Career Development

When will IBM employee training programs be available to Rational employees?

     UPON ACQUISITION CLOSE DATE, EMPLOYEES WILL BE IMMEDIATELY ELIGIBLE TO PARTICIPATE IN IBM TRAINING PROGRAMS WITH PRIOR APPROVAL FROM THEIR MANAGER.


When can Rational employees start looking for career opportunities inside IBM?

     IBM OFFERS A JOB POSTING SYSTEM WHERE EMPLOYEES CAN ACCESS OPEN POSITIONS WITHIN THE U.S. FOLLOWING THE ACQUISITION CLOSE DATE, RATIONAL EMPLOYEES WILL BE ISSUED A VM USER ID AND PASSWORD TO ACCESS THE JOB POST SYSTEM.

Performance Management

Does IBM have a ranking process for performance evaluation?

     NO, THE IBM PERFORMANCE MANAGEMENT SYSTEM CALLED PERSONAL BUSINESS COMMITMENTS (PBC) DOES NOT INCLUDE A RANKING COMPONENT. FURTHER INFORMATION ABOUT THE IBM SYSTEM WILL BE PROVIDED DURING THE EMPLOYEE ORIENTATION MEETINGS.


What is the calendar for employee performance reviews within IBM? Are there specific performance measurements they use and what are they?

     PERFORMANCE REVIEWS ARE GENERALLY PERFORMED DURING THE MONTHS OF DECEMBER AND JANUARY FOR THE PRIOR CALENDAR YEAR. IBM EMPLOYEES SET PERSONAL BUSINESS COMMITMENTS (PBC) THAT ALIGN DIRECTLY WITH IBM'S BUSINESS OBJECTIVES. PBC ACHIEVEMENTS -- INCLUDING BUSINESS RESULTS, DEMONSTRATED BEHAVIORS, AND OVERALL PERFORMANCE -- DETERMINE YOUR ANNUAL PBC RATING.


Will Rational employees be eligible for the IBM performance and salary review program in 2003? Will our participation be prorated?

     DEPENDING UPON THE ACQUISITION CLOSE DATE, THERE COULD BE LIMITED PARTICIPATION IN THE 2003 PROGRAM.


General Employment And Other Questions

Will our positions be the same job/grade level at IBM that they are at Rational?

     YOU WILL BE JOINING IBM IN COMPARABLE POSITIONS AND PAY BANDS TO THOSE YOU HAD AT RATIONAL.

One of the documents we need to sign mentions IBM has the right to obtain an Investigative Consumer Report. What is this? Is this document being required by ALL employees, or is this only required of those employees involved in financial areas?

     THE CONSUMER REPORT NOTIFICATION INFORMS AN APPLICANT THAT A CONSUMER REPORT MAY BE OBTAINED FOR EMPLOYMENT PURPOSES AS PART OF THE PRE-EMPLOYMENT BACKGROUND INVESTIGATION. THE CONSUMER REPORT NOTIFICATION IS A SEPARATE FORM AND CANNOT BE ATTACHED TO THE APPLICATION FOR EMPLOYMENT OR ANY OTHER DOCUMENT. ALL EMPLOYEES ARE REQUIRED TO SIGN THIS DOCUMENT AS IT IS A PART OF OUR NORMAL EMPLOYMENT PROCESS.

Does IBM offer their sales teams a program similar to our "Founders' Club" (Trip/award based on annual quota attainment)?

     THE PROVISIONS OF THE SALES PLANS AND OTHER INCENTIVE PROGRAMS HAVE NOT YET BEEN DETERMINED. THEY WILL BE COMMUNICATED AS SOON POSSIBLE AFTER THE ACQUISITION CLOSE DATE.

Does IBM have a charitable contribution matching program? If so, how does it work?

     IBM HAS A MATCHING GRANTS PROGRAM, WHICH HAS DEFINED REQUIREMENTS THAT MUST BE MET FOR INSTITUTIONS TO BE ELIGIBLE. IT INCLUDES BOTH CASH CONTRIBUTIONS MATCHED ON A 1: 1 BASIS FOR ACTIVE EMPLOYEES AND AN EQUIPMENT/SOFTWARE OPTION TO APPROVED U.S. BASED COLLEGES, UNIVERSITIES, AND OTHER POSTSECONDARY INSTITUTIONS, HOSPITALS AND CULTURAL INSTITUTIONS. IN ADDITION, THE IBM EMPLOYEE CHARITABLE CONTRIBUTION CAMPAIGN (ECCC) IS A YEARLY NATIONAL SOLICITATION PROGRAM DESIGNED TO PROVIDE EMPLOYEES AND RETIREES WITH THE OPPORTUNITY TO CONTRIBUTE TO NEARLY 2,500 EMPLOYEE-NOMINATED NOT-FOR-PROFIT IRS 501(C)(3) HEALTH AND HUMAN SERVICES AGENCIES ACROSS THE UNITED STATES AND ENCOURAGES THEM TO VOLUNTEER IN THE COMMUNITY. THE ECCC TAKES PLACE IN OCTOBER OF EACH YEAR AT ALL IBM US LOCATIONS. IN ADDITION, THE ECCC CONDUCTS A DIRECT MAIL SOLICITATION TO RETIREES AND A SEPARATE CAMPAIGN IS RUN FOR EXECUTIVES IN SEPTEMBER.

Which airline, if any, is IBM's preferred airline for business travel?

     BUSINESS TRAVELERS ARE EXPECTED TO UTILIZE AMERICAN EXPRESS TRAVEL TO BOOK THEIR TRAVEL ARRANGEMENTS. THEY WILL BOOK THE MOST ECONOMICAL TRAVEL CONSISTENT WITH THE EMPLOYEE'S SCHEDULE.

Text of conference call with IBM, Rational and financial analysts discussing, among other things, the merger.

Text:

Miceala:          Webcast Operator/Moderator

Herb A. Parks:    Webcast Host, IBM VP Investor Relations

Steve Mills:      IBM Senior VP and Group Executive for Software

Mike Devlin:      Rational CEO

Miceala: Good morning, ladies and gentlemen, and welcome to the IBM teleconference. At this time all participants have been placed on a listen-only mode, and the floor will be open for questions following the presentation. It is now my pleasure to turn the floor over to your host, Mr. Herb A. Parks. Mr. Parks, the floor is yours.


Parks: Thank you, Miceala, and good morning. This is Herbie Parks, Vice President of Investor Relations for IBM, and thank you all for joining us again this week. Let me point out again that certain comments made during this called may be categorized forward-looking under the Private Securities Litigation Reform Act of 1995 and that those statements involve a number of factors that could cause actual results to differ materially and, as you know, additional information concerning these factors is contained in the company's filing with the SEC and copies are available from the SEC from the IBM website or from us in Investor Relations. So, at this time, without any further ado, let me turn the call over to Steve Mills, IBM Senior Vice President and Group Executive for Software. Steve.


Mills: Good morning. As I think all of you now know, IBM today has announced that we've reached a definitive agreement to acquire Rational Corporation. Rational is one of the industry's leading providers of software development tools focused on providing a complete end-to-end capability for application development. Rational is seen by medium and small business as a premier provider of tools that allow businesses to effectively capture requirements and analyze those requirements to create designs for applications to then feed into tools that help businesses build those applications, to test the applications and manage the development process. They are uniquely positioned to support the kinds of applications that not only businesses are in the midst of building and deploying today, but, in particular, those that we see businesses will need to deploy in the future, those that involve the connection of business activities and processes with an on-demand environment that we spoke of on the 30th of October when we described a world in which business is connected--not just merely to their customers, but also through their internal processes, out to their suppliers and creating environments that are dynamic, changeable and adaptable to changing external conditions. To achieve that goal, you need a powerful set of design-and-build tools that make it possible to create these applications and manage them across their life cycle. Rational is recognized across the industry by literally tens of thousands of companies as the premier provider of development tools that make it possible to build those kinds of applications. They have the extraordinary installed base across a wide range of counts in industries from the industrial sector, process industry, from finance to government types of projects. They've been in business for the last twenty years in delivering these kinds of technologies and, in fact, had been an IBM business partner and one of our most important business partners dating back to 1988. We've had a strong, long-term working relationship with Rational. We have recommended and sold each other's products over the years as we've built our relationship, and both our companies have found this to be the right time to come together to realize a more powerful and more synergistic set of offerings in the marketplace as we see the world moving to this on-demand environment, and there's a need for a better collection of tooling and infrastructure necessary to support these kinds of environments. This is a deal that both companies are very excited about. I'm going to let Mike Devlin say a few words here in a minute. He joins us here on the phone. He's the CEO of Rational. Rational will be becoming part of IBM's Software Group organization and is being positioned as our next major strategic brand. We've been featuring Websphere, DB2, Lotus and Tivoli in the marketplace in recent years and we're going to add a fifth critical brand in the Rational brand, which will be the brand that we're going to use long term for our tooling capability for all the build functions that are important to the environment that we're trying to enable. Rational has some 3500 employees doing business in over 80 countries around the world. They have an incredibly strong field organization--very technically capable and a tremendous culture focused on customer support and customer success. And, so, we see this as a very logical and a great matching up of two companies that share a common vision of where information technology needs to go to support businesses in the future. Before I turn over to Mike for some brief comments on synergies and fit here, I want to make a few comments for all of you that will undoubtedly ask me questions relative to the financial characteristics of this deal. Just let me say a few words to preempt what's likely to be some of the questions you'd ask. As I think you may have seen, this is a $10.50 per share acquisition which has a gross value of $2.1 billion that IBM will spend to acquire Rational. It is a cash deal. You'll obviously ask questions about what impact does this have on the IBM Company, and I'd remind you, as I think you know, that we have to go through the usual purchase accounting activities looking to in-process R&D and things of this nature to finally come up with a firm position on the way in which this transaction will affect our business in 2003 and beyond. Obviously, from a business-case perspective, we see this is a very attractive acquisition. It generates cash right off the bat. Obviously, we'll have to deal with one-time charge issues, which may have a very modest effect next year and, of course, as John Joyce speaks to you in the first part of next year, as we work through the next phase of the acquisition process, we'll get more of a bead on what those numbers will look like and update you again. So this is just strictly some very, very rough guidance, if you will, and we expect very nominal impact. So I would tell you that it's very premature for you to make any changes to your models. As a software company, I think you know that these are very attractive businesses. They throw off lots of cash. Rational has a gross profit margin consistent with the IBM Company software business of about 85%, and we see lots of synergies here as we bring the two businesses together. And it is a very attractive deal from the IBM-shareholder perspective. Some of you may ask questions relative to uses of cash, given that we've made our recent announcement on how we're going to make additional contributions to a pension fund. This acquisition, the use of cash here was something that we have looked at and considered in the context of all the things that we need to do. In fact, as you heard from John Joyce on Wednesday that we had planned to continue to make investments in R&D, capital expenditures as well as acquisitions, this fits into that overall envelope of our use of cash and stock to deal with the various things that we need to do to both fund our company's future as well as deal with the pension fund.

               And, of course, this incremental use of cash was part of the discussions we had had with the rating agency. So from that perspective, this is very much business as usual. With that having been said, let me turn over to Mike Devlin to add some additional thoughts here on this acquisition and how he sees this as providing tremendous leverage for our customers here as we look ahead to the kinds of applications businesses want to build and deploy for the future.


Devlin: Thanks, Steve, and I just want to echo the same level of excitement about this transaction. We're very excited about this from the point of view of our shareholders, our customers and our team. We feel that there's a tremendous strategic opportunity, that customers are demanding the kinds of architectures and applications that Steve alluded to that requires the industry to offer a more complete solution that can address the development and deployment of these applications on a high-performance, reliable platform, and we believe this combination will be unique in the industry and that it will be the only combination that has that complete solution for customers. Rational has been driving the software engineering industry and profession over the last twenty years. We believe we've been successful not only in defining market-leading products but basically changing what it means to develop software over the last twenty years, and we think this is actually an opportunity for us to accelerate that by integrating with the IBM platform, taking advantage of the access to a much broader base of customers and, of course, as Steven said, we've known the folks at IBM for many, many years. IBM has been one of our largest customers going all the way back to 1985, and I'm really excited about this. Thanks, Steve.


Mills: Okay, Mike, thanks. Let's operator, uh, now open up for questions.


Micaela: Thank you, Gentlemen. The floor is now open for questions. If you do have a question or a comment, please touch the numbers one followed by four on your Touch-tone(TM)telephone at this time. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. Questions will be taken in the order received. We do ask all participants to please utilize their handset for optimum sound quality. Please hold as we pause for questions. Our first question is coming from John McTague of Prudential Securities. Please go ahead. Mr. McTague, your line is live.


Parks:         You can come back to him, Micaela.


Micaela: Our next question is going to be coming from John Jones of Soundview Technologies. Please go ahead.

Jones: Nice job. Couple of questions: Can you talk about where the overlap is with your current product line and how much overlap? When will this transaction close and, Mike, can you just reference how large your sales force is--and it's fortuitous that, I guess, IBM is building up their sales force and you've got one?


Mills: Let me start off here, John. Obviously we would have to go through all the normal filings. We would expect the normal process would have us close sometime in the first quarter, but we have to go through that exercise as always. From a standpoint of overlap and synergy, actually Rational is a great match for what we do. Our investments in development tools have been focused on compiler language-based technologies. That's what our, you know, various brands and offerings out there are all about--is delivering environment specific to languages, Java, C, C+ obviously--you know, Cobol and things of that nature and things for mainframe development. And Rational's focus is on analysis, design, test and deployment. So that critical middle box related to compilers is something that has always permitted us to have a great partnership with Rational because where we had focused our attention on compilers was exactly complementary to all the other things Rational was focused on at either end of the development life cycle. So, in fact, there is no overlap here in the product line. There is tremendous synergy between the two. We're not going to be--have to be--dealing with difficult product positioning. And the beauty of this is that we've had this long-standing relationship in the market and been selling Rational technology for many years, so our teams are capable of positioning Rational today because of our joint relationship in the marketplace. Mike?


Devlin: Thanks, Steve. The field organization, there's--counting the technical resources and the sales executives--there's about 1500 people in the field organization and that's a very focused field organization, focused on helping customers to be successful developing, deploying applications and I think that team is going to fit in very well into this environment both because of common focus on customer success and, as Steve says, the product line
               . . . it's not an accident that there's no overlap there. We've been working together since 1988, as Steve said, in terms of our product strategy.


               IBM has about 10,000 dedicated software sales people in the marketplace today. And so the, we have, already have the industry's largest direct sales force selling software and the Rational team fits into that very nicely in terms of the culture, the way in which they're deployed today, the heavy focus on customer support and implementation. All that fits quite nicely into the model that we have established in the marketplace.

?: Uh, Mike, can I just follow up on your focus has, historically, I guess, been on Microsoft and web share development platform? Do you do any development in the Linux sphere? Do your products work in the Linux sphere?


Devlin:        Yes, our products, in fact, are what customers have demanded.
               There's support for a variety of platforms ranging from PCs, Unix, Linux, mainframes, support, and our products do support Linux both in the sense of running on Linux and also developing applications that are targeted at deployment on Linux.


Parks:         Thank you. Our next question, please.


Miceala: Thank you. Our next question is coming from Steven Weber of SG Callen. Go ahead, sir.

Weber: Good morning. Do you think that you can this combo over a multi-year period the growth rate should be accelerated or is there so much previous combo here that that's really not an opportunity?


Mills: No, we definitely think that we can realize growth synergies with this acquisition and we see it from the following perspective. If you look at it in terms of the profile of a Rational customer base today, Rational has tremendous strength in the industrial sector, in Department of Defense and government projects, in the telecommunications sector. And the penetration of their tools, and the use of their tools is quite significant in that arena. It's an area that we want to increase the penetration of the IBM products. Coming at it the other way, finance and insurance. Any of the IBM products do extremely well in finance and insurance. The chance to pull more Rational tooling in . . . into that market, retail, health care, those kinds of areas. So we have synergy from an industry perspective. Although Rational does business in some 80 countries around the world, the IBM geographic reach is further and deeper than Rational's been able to attain, so we see natural synergies in terms of market reach. The second thing, obviously, is that as customers move to this more horizontally integrated approach to their information technology environments, the ability to build, run and manage around one common platform, one common environment, where the tools to build complement the environment itself that you run on top of and the management can be built in if you will right up front, that capability, that requirement is something that we think together we're going to be uniquely in a position to fulfill. We have tremendously powerful runtime environments in IBM in our web sphere product, DB2, Lotus collaboration capability. We have very strong management tools around the Tivoli portfolio, and this adds significant strength and significantly improves our capability on the build side to create a complete end-to-end platform.


Parks:         Next, the next question please.


Miceala: Thank you. Our next question is coming from Laura Conigliaro of Goldman Sachs. Please go ahead.


Conigliaro:    Yes, a couple of things. When you--ah, that is IBM--when you announce the PWC acquisition at the same time you discussed whether or not and when you expected it to be accretive and, in this case, you did not, and I guess that leaves the question of To what extent did this deal get hurried up for some other reason?--that is, why did you actually do this now? At the same time, given the financial characteristics of the deal that you described Steve as well as the potential for synergy--particularly since you've been working together--is there an intention at least for this to be nondilutive in 2003?


Mills: First of all, we tried this long-standing relationship with Rational and have discussed over the years what . . . in which . . . ways in which to improve our partnership. So, this is not some sudden event, nor is it in any way any kind of a rushed event.

Conigliaro:    Was there somebody else, though who--given the kinds of things you're talking about--who may have come in and also been interested in this these same kinds of characteristics that you've discussed, and therefore it created a little more urgency around the timing?


Mills:         Nope. Absolutely not. There's no story there. There's no . . .
               this is IBM and Rational. Our relationship, as I say, goes back a very long way . . . and this is something that's just an outgrowth of the ongoing conversations we've had about how to achieve the shared vision that we've had. And, Irv, you might want to comment on the PW versus this transaction. We clearly, software companies and the way in which one accounts for in-process R&D and goodwill and things of that nature and the opinions and determinations on the treatment of those things has an effect upon the way in which the software deal appears in the first year versus subsequent years.


Irv: Right, Steve. Laura, as Steve indicated, we can bring a third party in to assess the assets in this purchase accounting, as you know, so these processes are indeed immediately written off. You would have some intangible assets which, would have to be set aside, identified. Those are advertised over several years and then, of course, what's identified as goodwill is put on the balance sheet. So we have to have a third party come in and do that. We've done some of our own analysis, our own estimates, and they would lead us to think that in 2003 EPS might be impacted by a few pennies on both the one-time and the recurring charges. By 2004 it should be neutral and then positive thereafter but . . . so we obviously think this acquisition's attractive both competitively and financially, but two things: first, is that that gap accounting from a cash standpoint as Steve said, this starts generating cash virtually from day one because of the attractive characteristics of a software business. And let me just reiterate just that we have to finalize the deal we've got to go through this analysis, so my view is that let's not change your models at this juncture if you can assess this for its value which Steve has talked about but if that's we've just got to go through that work and that's life with PWC and that's a services business, this is a software business and they have differences and we got to get that work done.


Steve: And this is like the Informix deal a couple years ago. They had the same comments at that point in time that there are things that we can't provide a definitive position on yet.


Irv: So once you get closed, and we'll get back to you, and we're thinking this is going to be first quarter, so I would say probably around the time that we report our first-quarter earnings. If it's sooner, we'll do it then. Next question, please.


Miceala: Thank you. Our next question is coming from Lynnette Donovan of Deutsche Asset Management. Please go ahead.


Donovan: Well, I think most of my question has been answered, but I just wanted to try to clarify again if your, if your sales of Rational software how much of it really went through the IBM Trent channel, how much goes through the IBM channel today?


Mills: Our relationship with Rational today is a co-sell, you know, type of relationship in the marketplace. We collaborate together as partners in the marketplace, and they deliver their technology and we deliver ours. Certainly, parts of IBM global services have used the Rational tools over the years and so, in that sense, we are a customer. Some of our laboratory teams have also used some of the Rational tools for different aspects of development. So we are a customer, though clearly a relatively modest-sized customer, of Rational and as a partner we go to market not in the mode of necessarily literally selling their products but rather co-selling their products since, you know, use, knowledge and skill are critical issues, and the Rational team brings the training and education and support to bear to complete the sale.

Donovan: Does Rational have and seek resellers now and who are their business resellers?


Mills:         Mike, you want to comment on that?


Devlin: Yeah, the vast majority of Rational sales are direct through our own direct field organization which is responsible for both the presales activities and then supporting those customers to make sure they're successful.


Parks:         Thanks, Lynnette. Next question please.


Miceala: Thank you, our next question is coming from Andy Neff of Bear Stearns. Please go ahead.


Nest: Sure. Just three things if I could. One, could you just give a sense about what impact this would have on other relationships where there might be a conflict such as Oracle, Sequel server and BEA? Second, could you give some sense of dilution at least on a price to sales basis it seems relatively high we are looking at about three times sales relative to other recent software acquisitions. Give us a sense about the valuation approach that you took. And third, I just want to make sure that we're clear on what you're saying in terms of dilution, you're saying it'll be a few pennies from, for `03 from charge offs and from the ongoing business so it's a few pennies for each? I just want to clarify that.


: I'll do the last one. Andy, look I was trying to be, just put it in the ball park, because we got a lot of work to do, so I was trying to adjust there could be a few pennies, that could be one time associated with a process R&D and there could be a few pennies that are associated with the kind of the ongoing or the operational results but that's being impacted by the amortization of intangibles, but again, that's just meant to be rough to give you a size where it is and it certainly is not basis for you to change your model and then by 2004 ongoing break-even obviously accelerating in there by 2005 very positive accretion and I'll turn back to Steve.


Mills: On your middle question, I'm not going to get into a long discussion of valuation techniques. I mean software companies have always had a range of valuations around them based upon market positions, strategic positioning fit, things of that nature. Rational's a very strong software company with a very important position in the marketplace. We think the price that we've reached is fair for both parties, both the Rational shareholders as well as fair on the IBM side. As far as the world of heterogeneous systems this is business as usual. Rational has a huge business on Sun and HP as well as on Windows. Rational tools are used to build applications that support things such as BEA's web logic environment, Oracle database. The IBM product line, software product line has a huge install base on Sun, HP, Windows. We deliver lots of products that use Oracle as a database. Our tools are the most popular Java-based development tools today to build BEA web logic based applications. It is a mix and match world. There is no intent to do anything other than mix and match and be modular and networks and technology to fit into all the various kinds of products that customers run today. So I don't see this having any effect on that world of heterogeneous mix and match software.


: Steve, just to go to your second, the second point, I know you don't want to talk about valuation but in using cash one of the concerns it would create is that what have you done to keep the Rational employees at IBM, if it's an all cash deal.


Steve: Rational employees, we're expecting them to come across and come work for IBM. These are the kinds of deals that we've always done. We have done 24 acquisitions of software businesses since 1995. They have all been cash deals and we establish their salary plans and compensation and incentives and everything else consistent with the way in which software businesses run.

:              Ok great.


Mills: And Informix is a good example of that. We've had, we set up a complete plan for bringing the people across and everything worked fine.


Parks:         Thanks Andy. Next question please.


Miceala: Thank you. Our next question is coming from Tim Clacell of Thomas Weisel Partners.


Clacell: Yeah, good morning everybody. Can we hit a little about the Microsoft relationship with Dot Net? You mentioned mix and match but Microsoft is a particularly close partner for Rational and do we see any changes there, and then the second part, follow on with that, can you mention how Rational and their product line may be wrapped into Eclipse initiative that's getting a lot of traction of theirs, are there any plans to bring some of the Rational products into the Eclipse initiative/


Mills: Let me just check this off and then turn over to Mike and we can easily comment on Eclipse since Rational does participate very significantly in the Eclipse open source initiative. The IBM company today does deliver software on Windows. In fact we have a multibillion dollar software business on the Windows environment today. We're a first class participant on that platform. We support Microsoft interfaces. Our products fit into that world and we're very successful there and we're realizing very good growth there. So in that sense you should not look at Rational's existing relationship on Windows as being fundamentally different than IBM's participation in that platform. And with that said I'll turn it over to Mike.


Devlin: Thanks Steve. I agree and this is primarily customer-driven, right so we need to support the platform that the customers are using and their different applications. As Steve said it's a heterogeneous world and the goal here is to provide the best possible solution without being exclusionary. I would expect that the relationship with Microsoft will continue to be very important still, and with respect to Eclipse as Steve said we're a founding board member and we've been involved in Eclipse since day one and our products are very much aligned with the Eclipse strategy.


Clacell: Ok great. And then this is more along a legal standpoint. Both companies have fairly large market share in the development communicate HSR review; have you sort of thought of how long that's going to take and any particular steps that you may need to take to satisfy their requirements?

Devlin: Well we will go through the process as always. We're comfortable with the relative position of both companies and of course the development tool market is many times larger than the combined revenues of both IBM and Rational in the tool space. It's one of the most diverse segments of the market, one of the least concentrated parts of the software market so we're comfortable that we'll be able to provide all the necessary information so the government can go through that process.


Clacell:       Great.


Parks:         Thanks. Next question please.


Micaela: Thank you. Our next question is coming from Don Young of UBS Warburg. Please go ahead sir.


Young: Yes, thank you and good morning. First question on the valuation of 2.1 billion. Is that, how are you resolving the $500 million convertible. Is that included in that valuation? The second question is what are you going to do with the embedded business, which the real time embedded position at Rational has which doesn't seem to fit with Steve Mills and your orientation. And I guess the third question, it doesn't seem fair to be beating you up on valuation when the stock is down from 70 to 10 but still when you look at the valuation of what you're paying it could be as much as 30 times peak earnings for Rational and looking at going forward it would appear that there's some risk to losing some of the Rational revenues or the support of some of the existing partners who are competitors at IBM so I'm wondering if there, how do you offset that and get back to the kind of earnings to make this minimally dilutive. And then the fourth and last question is for Mike about the whole concept of moving from being in a point product play at Rational being part of a total solution at IBM. Does he see a change in the marketplace where being by themselves Rational had a harder time ahead enjoying what a company like IBM in a full portfolio of offerings is critical to share gains in the new environment that we're in.


Mills: Well let me start off here. The 2.1 billion is obviously gross value. We've talked here about synergies. These transactions in the software business are very much focused on synergistic benefit and the realization of cash flows from combined sales in the two companies that we think are going to be very exciting for us as far as increased market penetration. The growth opportunities are pretty obvious when you look at the synergies both at the product level and at the industry and geographic levels of the market. You raise the point on pervasive. We have a very large and have had for years a very large pervasive embedded software business. Today I have products that run on smartcards, PDAs, cell phones, I'm a major provider to automotive companies, I'm embedded in appliances. This has been a very important investment area for us. We have a substantial portfolio of software and a very large number of design wins in the embedded market and so I'm quite excited about Rational's participation in that market and how the Rational tools can enhance the total end to end platform value proposition for pervasive embedded devices. And so we're quite excited about the synergies in the pervasive space for us. Mike?


Devlin: Thanks Steve. And on this issue it's clearly a big transition for us moving from an independent company to being part of the IBM family. However it's clear we've been able to execute quite well as an independent company established in a very strong market leadership position in the four spaces that we serve and been able to maintain an increased market share consistently so we believe we've established that position and clearly this is an opportunity for acceleration for us against often driven by customers. We went through a phase about six or seven years ago in the tools business of some consolidation anyway. Rational is a key driver in that. And I think this is a logical progression of the industry over the next couple of years.


Young: Steve, to follow up do you say the 2.1 billion includes the 500 million deferred?

Mills: That's the calculation on the $10.50 a share on the shares outstanding.


Parks:         So Steve on a net cash basis this is about $1.7 million.


Mills:         Right.


Parks:         Next question please. Thanks Don.


Miceala: Thank you. Our next question is coming from Tony Sakanagi of Sanford Bernstein. Please go ahead.


Sakanagi:      Yes, thank you. Hi Steve and Mike. Rational's current operating margins for the last four quarters have been about 10 percent.
               That's significantly lower than about the 25 percent margin that you enjoy Steve in your software division overall. Can you comment on whether there are any rationalization exercises that need to be done within the division to make this similar or creative on an operating profit basis for IBM or is your belief that simply greater volumes over time will help and then if you could just help me put this in context. I think this is now your sixth acquisition in software in counter 2000. We know what
               Rational's revenues have been for the last 12 months. Can you comment on whether there is material revenue from your other five acquisitions? Informix was

               I guess 2001 so just the other five acquisitions in 2002 as we think about our models going forward.


Mills: Obviously on our reported profit margins are a mix of our whole product line and all the things that we do. As we look at this acquisitions we obviously see synergies so we believe that the combined companies are going to be able to generate more revenue with the same number of people in development in sales that we have today. We think the synergies are going to drive an improving revenue stream at obviously at a fixed level of cost and expense that's going to drive incremental profits the bottom line. That's the way we always look at these transactions as what are the synergies and benefits and gains that can be had from bringing the two companies together in getting incremental leverage on the same base. And we get economies of scale, benefits in operations and other administrative activities that can also help improve the overall margin contribution. So I'm very comfortable with overall financial characteristics of the deal. This is again as you said before this is a deal that's designed to deliver a tremendous amount of synergy. It will be two companies coming together delivering premier build tool set design with great platform and manage time function all of which we think gives us a superior solution in the marketplace for medium and large businesses to build the kinds of applications they're trying to build going forward.

Parks:         Thanks Tony. We'll take one more question now.


Miceala: Thank you. Our next question is coming from Steve Milonovich of Merrill Lynch.


Milonovich:    Thank you. Steve, could you comment on where those real synergies are in terms of the benefit of owning Rational as opposed to just working with Rational that has made them redirect their resources in ways that you see big payoffs. And I wonder if you'd be willing to comment on some of the big deals you've done, historically, Lotus, Tivoli, Informix and rank them to some degree in terms of how successful they've been, where this fits in, and if there's anything you've learned from previous acquisitions that you would apply to Rational to make it even more successful.


Mills: Well let me take the back end of your question first which I think relates to the second part of Tony's question as well. The approach we've taken over the last couple of years with acquisitions is to move quickly to integrate into the organization. That does not mean a loss of skill, talent, technology, all those things are obviously retained in the organization but the operation of these acquisitions as separate entities hasn't proven to fit with what the customers want. The customers want a consistency of value, proposition, support, follow through, dedication and they want the products to complement each other. Now this simple idea of an environment in which build and run and manage are coordinated in terms of the capabilities that are built into the products so that one supports the next. The build tools very easily and seamlessly and effectively support the run time environments and then the management tools can easily be applied to manage the environment. Lot of emphasis here on integration and ease of and seamlessness which is not to say that you're trying to build a ball of twine architecture but rather work on the smoothing out of the connections and improve the overall effectiveness of the end to end solution. That is something that is extremely hard to do purely from a partnership perspective. As far as the industry has gone with open standards the fact of the matter is that particularly down in these deep infrastructure kinds of products, having the development teams work closely together to optimize the solution for the customer, to integrate it, to test it and deliver it as a package represents profound leverage for the customers who in fact incur much more money in their labor spent around these products than they do on the products themselves. And so the ease of and the integration is critical to the return on investment and time to return the customers are looking for in products. That's what drives the marketplace today. Time to get a return. And so this acquisition allows us to do that between the two teams both on the development side but obviously it allows us to take a joint value proposition to the marketplace. So as you look at things that we've done here with acquisitions like

               Crossworlds, Informix, Access 360, the range of acquisitions we've done over the last couple of years, we are integrating these things rapidly to deliver the value proposition the customer wants. And that has proven to be dramatic in its relative impact and its ability to help us drive market share. We are driving significant increases in market share in security, management, enterprise application integration, database because we're not operating around a bucket of bolts approach, we're operating around an integrated platform approach, delivering the customers real near term value in the product line.


Parks: Thank you Steve and thank you all in participating in our call and have a great weekend.

In connection with the merger, Rational publicly filed a definitive proxy statement and has filed and will file other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF RATIONAL ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents by contacting Investor Relations, Rational Software Corporation, 18880 Homestead Road, Cupertino, CA 95014 (Telephone:
(408) 863-9900). Rational began mailing the definitive proxy statement to its stockholders on December 24, 2002. In addition, documents filed with the SEC by Rational are available free of charge at the SEC's web site at www.sec.gov.

     Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Rational in connection with the transaction, and their interests in the solicitation, is set forth in the definitive proxy statement that was filed by Rational with the SEC on December 23, 2002.

Forward-Looking Statements

     Except for historical information contained herein, statements contained in this document may constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are neither promises nor guarantees, but involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, the risk that the merger may not be consummated in a timely manner, if at all, risks regarding employee relations and other risks concerning IBM and Rational and their respective operations that are detailed in the periodic filings with the SEC of IBM and Rational, including their most recent filings on Form 10-K or Form 10-Q.